Exhibit 10.6

May 2, 2006

Crown Media Holdings, Inc.
12700 Ventura Boulevard
Suite 200

Studio City, CA 91604

Attn:                    William J. Aliber, Chief Financial Offcer

Re:                               Letter of Credit Support

Dear Bill:

Hallmark has received Crown Media’s request to extend and increase Hallmark’s letter of credit in support of Crown Media’s credit facility. The letter of credit would be extended to June 10, 2007 and the amount would be increased to $240 million.

Hallmark is willing to provide this support with the understanding that no other sources of cash are reasonably available, subject to the following terms and conditions:

•                                          Crown Media will continue to pay the fee to Citigroup with respect to the letter of credit, which shall be .875% per year ($2,100,000/year).

•                                          Crown Media’s pricing on the credit facility will remain at the rate of Libor plus 3.0%, of which 2.25% will be paid to Hallmark or its designated subsidiary and the balance will be paid to the banks.

•                                          Crown Media shall pay all fees and expenses incurred in connection with its credit facility.

•                                          Any draw on this credit facility will be subject to the prior approval of Crown Media’s Board of Directors and Hallmark agrees to sign the Borrowing Certifcate upon receipt of evidence of such approval.

Please confirm your acceptance of these terms and conditions by executing and returning a copy of this letter to my attention.

Sincerely,

Hallmark Cards, Incorporated

/s/ Robert J. Druten
Robert J. Druten
Chief Financial Offcer

Agreed and Accepted:

Crown Media Holdings, Inc.

By:	/s/ William J. Aliber

Title:	EVP / CFO

Date:	5/4/06